                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                            SCHEDULE 14A INFORMATION

                                PROXY STATEMENT
        PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant                        [X]
Filed by a Party other than the Registrant [ ]

Complete the appropriate box:

[ ]  Preliminary Proxy Statement               [ ] Confidential, For Use of the
[X]  Definitive Proxy Statement                    Commission Only (as Permitted
[ ]  Definitive Additional Materials               by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          MORRISON KNUDSEN CORPORATION

                             A Delaware Corporation
                         Commission File Number 1-12054


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and )-11.

     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.
     4) Proposed maximum aggregate value of transaction:
     5) Total fee paid:

[ ]  Fee paid previously with preliminary matierals

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and date of its filing.

     1) Amount previously paid:
     2) Form, schedule or registration statement no.:
     3) Filing party:
     4) Date filed:

                [LOGO OF MORRISON KNUDSEN CORP. APPEARS HERE]

   MORRISON KNUDSEN PLAZA
   P.O. BOX 73/BOISE, IDAHO U.S.A. 83729
   PHONE: (208) 386-5000

           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS - APRIL 8, 1998

TO THE STOCKHOLDERS OF MORRISON KNUDSEN CORPORATION:

  The Annual Meeting of Stockholders of Morrison Knudsen Corporation, a Delaware corporation (the "Company"), will be held at the Central Plaza Building of the Company's World Headquarters Office located at 720 Park Boulevard in Boise, Idaho, on Wednesday, April 8, 1998, at 10:00 a.m., local time, for the following purposes:

  1.  To amend the Company's Restated and Amended Certificate of
      Incorporation to eliminate provisions with respect to class designations for directors and to add provisions to elect annually and to allow the removal of directors at any time, with or without cause, by a majority vote of the stockholders of the Company.

  2. To elect either (i) nine directors to terms expiring at the Annual Meeting of Stockholders in 1999 or (ii) three directors to terms expiring at the Annual Meeting of Stockholders in 2001, depending on whether the proposed amendment to the Company's Restated and Amended Certificate of Incorporation is approved by the appropriate vote of the stockholders.

  3. To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending November 30, 1998.

  4.  To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on February 27, 1998 are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. In order to ensure your representation at the meeting, please complete the enclosed proxy and return it promptly in the accompanying envelope which requires no postage if mailed in the United States.

  All stockholders are cordially invited to attend the Annual Meeting.

  Dated: March 2, 1998

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          MORRISON KNUDSEN CORPORATION
                                          Stephen G. Hanks
                                          Executive Vice President, Chief
                                           Legal Officer and Secretary

                               ----------------

  The Company's 1997 Annual Report is being mailed to stockholders and accompanies these proxy materials. The Annual Report contains financial and other information about the Company, but is not incorporated in the Proxy Statement and is not to be deemed a part of the proxy soliciting material.

                 [LOGO OF MORRISON KNUDSEN CORP. APPEARS HERE]

                            MORRISON KNUDSEN PLAZA
                              720 PARK BOULEVARD
                              BOISE, IDAHO 83729

                               ----------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 8, 1998

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Morrison Knudsen Corporation, a Delaware corporation (the "Company"), for use at its Annual Meeting of Stockholders to be held at the Central Plaza Building of the Company's World Headquarters Office located at 720 Park Boulevard in Boise, Idaho, on Wednesday, April 8, 1998, at 10:00 a.m., local time, and at any postponement or adjournment thereof (the "Annual Meeting"). Any proxy delivered pursuant to this solicitation may be revoked by the person giving it at any time prior to the exercise thereof (i) by filing a duly-executed revocation instrument with the Secretary of the Company, (ii) by delivering a duly-executed proxy bearing a later date or (iii) by appearing at the Annual Meeting and voting in person.

  This Proxy Statement and the related proxy are first being mailed to stockholders commencing on or about March 2, 1998.

VOTING RIGHTS AND VOTE REQUIRED

  The holders of record of shares of the Company's common stock (the "Common Stock") and the holders of record of the Company's preferred stock (the "Series A Preferred Stock") at the close of business on February 27, 1998 (the "Record Date") are entitled to vote such shares at the Annual Meeting. On the Record Date, 54,241,561 shares of Common Stock were outstanding and entitled to vote and 1,799,984 shares of Series A Preferred Stock were outstanding and entitled to vote. The holders of shares representing a majority of the voting power of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. A quorum is necessary in order to transact business at the Annual Meeting.

  Each share of Common Stock is entitled to one vote on all matters properly brought before the Annual Meeting. Each share of Series A Preferred Stock is entitled to 1/10,000 of a vote on all such matters, voting together with shares of Common Stock as a single class. Approval of the amendment to the Company's Restated and Amended Certificate of Incorporation to eliminate provisions with respect to class designations for directors and to add provisions to elect directors annually and to allow the removal of directors at any time, with or without cause, by a majority vote of the stockholders of the Company will require the affirmative vote of not less than two-thirds of the issued and outstanding voting power of the stock of the Company entitled to vote thereon. The nominees for election as directors receiving the greatest number of votes cast at the Annual Meeting for the election of directors will be elected whether or not any one of them receives a majority of the votes so cast. The appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors and any other matter properly brought before the Annual Meeting will each require the affirmative vote of the holders of a majority of the voting power of the shares of voting stock represented at the Annual Meeting and entitled to vote on such matters. Abstentions and broker nonvotes will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker nonvotes will be counted as votes against the amendment to the Company's Restated and Amended Certificate of Incorporation. Abstentions and broker nonvotes with respect to any other matter brought to a vote at the Annual Meeting will be treated as shares not represented and entitled to vote with respect to such matter and, therefore, will have no effect on the outcome of the vote on such matter.

VOTING OF PROXIES

  The shares of voting stock represented by all duly executed proxies received in time for the Annual Meeting will be voted in accordance with the directions given by the stockholder executing the same. If no such directions are given, the shares represented by such proxies will be voted (i) FOR approval of the amendment to the Company's Restated and Amended Certificate of Incorporation,
(ii) FOR each of the nominees named herein, or their respective substitutes, as directors and (iii) FOR ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending November 30, 1998.

  The Company knows of no business to be brought before the Annual Meeting other than the matters described in this Proxy Statement. However, if any other matters of which the Company is not now aware are properly brought before the Annual Meeting, the shares of voting stock represented by all duly-executed proxies will be voted on such matters in accordance with the discretion of persons named as proxies therein.

TABULATION AND CONFIDENTIAL VOTING

  Pursuant to the policies of the Company, representatives of Norwest Bank Minnesota, N.A. have been appointed to serve as independent Inspectors of Election to supervise the voting of shares at the Annual Meeting. The Inspectors of Election will decide all questions regarding the qualification of voters, the validity of proxies and the acceptance or rejection of votes. None of the Inspectors of Election is an officer, employee or stockholder of the Company. In addition, the Company has engaged Norwest Bank Minnesota, N.A. to receive, inspect, tabulate and maintain the confidentiality of proxies. The votes of stockholders will be held in confidence except (i) when disclosure is mandated by the laws of the State of Delaware, (ii) in the case of a contested election or vote of stockholders or (iii) when a stockholder expressly requests otherwise.

HISTORICAL INFORMATION

  On September 11, 1996 (the "Merger Date"), the Company acquired the engineering and construction business of Morrison Knudsen Corporation, a Delaware corporation ("Old MK"), in a transaction structured as a merger of Old MK with and into the Company (the "Merger" and "Restructuring"); and the Company changed its name to Morrison Knudsen Corporation.

                           BUSINESS TO BE TRANSACTED

1. AMENDMENT TO THE COMPANY'S RESTATED AND AMENDED CERTIFICATE OF
   INCORPORATION.

  The Company's Restated and Amended Certificate of Incorporation (the "Certificate of Incorporation") currently provides for a classified Board of Directors; that is, a system under which one-third of the directors are elected annually, each for a three-year term. Over the years, many companies have adopted classified boards, reflecting widespread concern over the use of abusive techniques by corporate "raiders" and others who engaged in hostile and non-negotiated attempts to acquire corporations to the disadvantage of stockholders. A classified board was widely viewed as discouraging proxy contests for the election of directors, or acquisitions of substantial blocks of stock, by a person or group seeking to acquire control of a company, because the extended terms of directors would operate to prevent the acquisition of control of the board in a relatively short period of time. A classified board was also viewed as promoting stability and continuity among a corporation's directors.

  Corporate acquisition techniques have evolved, and the ability of boards of directors to exercise their fiduciary responsibilities to stockholders in the context of proposed acquisitions has been substantially strengthened through the use of the continuing development of basic principles of corporate law and practice.

  Against this background, some investors have come to view classified boards as having the effect of insulating directors from a corporation's stockholders; and a number of major companies have determined that, regardless of the merits of a classified board in deterring coercive takeover attempts, principles of good corporate governance dictate that all directors of a company be elected annually. The Board of Directors of the Company agrees with this conclusion.

  Accordingly, the Board of Directors has unanimously approved, and recommends to stockholders that they consider and approve, a proposal to amend the Certificate of Incorporation to eliminate the provisions with respect to class designations for directors and to provide instead for the annual election of directors and to allow for the removal of directors at any time, with or without cause, by a majority vote of the stockholders of the Company (the "Amendment to the Certificate of Incorporation").

  In addition, the Amendment to the Certificate of Incorporation would replace the existing Article VI of the Certificate of Incorporation which provides, in accordance with the provisions of Delaware law applicable to classified boards of directors, that directors may be removed only for cause. Under Delaware law, unless otherwise provided in the Certificate of Incorporation, directors of companies that do not have classified boards may be removed by stockholders, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote generally in the election of directors. Amendment of the existing Article VI would have the effect of returning such power to the stockholders of the Company.

  Because any or all directors could be removed at any time by a simple majority vote, approval of the proposed changes to the Certificate of Incorporation may result in the holder of a significant block of stock having a greater influence on the Board of Directors. However, the Board of Directors is not aware of any stockholder plans to seek removal or replacement of any director, and the Board of Directors has concluded that the advantages of the proposed changes outweigh this possible effect.

  The Amendment to the Certificate of Incorporation also would correct typographical errors in ARTICLE IV, Section 1, to add the word "One" before "Hundred" in each instance in which it occurs.

  If the Amendment to the Certificate of Incorporation is approved at the Annual Meeting, the Certificate of Incorporation will be amended, as follows:

  ARTICLE IV, Section 1, will be amended to correct typographical errors by adding the word "One" before "Hundred" in each instance in which it occurs.

  ARTICLE V will be amended to read in its entirety, as follows:

      The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which shall consist of not less than six directors nor more than 12 directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors. At each annual meeting of the stockholders of the Corporation, commencing with the 1998 annual meeting, all directors will be elected to serve for a term expiring at the next annual meeting of the stockholders of the Corporation. A director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, howsoever resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term expiring at the next annual meeting of the stockholders of the Corporation. Notwithstanding anything to the contrary in this Restated and Amended Certificate of Incorporation or any provision of the Bylaws of the Corporation, there shall be no cumulative voting.

  ARTICLE VI will be amended to read in its entirety, as follows:

      Any or all of the directors of the Corporation may be removed from the Board of Directors, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of voting stock of the Corporation entitled to vote thereon.

       THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
                AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

2.ELECTION OF DIRECTORS.

  Currently, the Board of Directors of the Company is divided into three classes, each of which is to be as nearly equal in number to the others as possible. Directors in each class are elected to a three-year term of office, with terms of office of the respective classes expiring in successive years. The terms of office of three directors, Leonard R. Judd, William C. Langley and John D. Roach, will expire at the Annual Meeting. The current terms of office of Dorn Parkinson, Terry W. Payne and Dennis R. Washington are scheduled to expire at the annual meeting in 1999; and the current terms of office of David H. Batchelder, Robert S. Miller, Jr. and Robert A. Tinstman are scheduled to expire at the annual meeting in 2000.

  If the Amendment to the Certificate of Incorporation is approved by the stockholders, each director will be elected to a one-year term of office rather than a three-year term and the classes of directors will be eliminated. The directors whose terms are scheduled to expire in 1999 and 2000 have indicated that they will resign their current terms and stand for election to one-year terms at the Annual Meeting if the Amendment to the Certificate of Incorporation is approved. If the Amendment to the Certificate of Incorporation is not approved by the stockholders, the directors whose terms are scheduled to expire in 1999 and 2000 will not resign, and only the positions of the three directors whose terms expire at this Annual Meeting will be open for election.

  In accordance with the recommendation of the Nominating Committee, the Board of Directors of the Company has nominated two alternative slates for election as directors, depending upon the outcome of the stockholder vote on the Amendment to the Certificate of Incorporation. If the Amendment to the Certificate of Incorporation is approved, the Board of Directors has nominated David H. Batchelder, Leonard R. Judd, William C. Langley, Robert S. Miller, Jr., Dorn Parkinson, Terry W. Payne, John D. Roach, Robert A. Tinstman and Dennis R. Washington, each of whom currently serves as a director, for election as directors for a one-year term to expire at the annual meeting of the Company's Stockholders in 1999, or until their successors are duly elected and qualified. If the Amendment to the Certificate of Incorporation is not approved, the Board of Directors has nominated Leonard R. Judd, William C. Langley and John D. Roach, each of whom currently serves as a director, for election as directors for a three-year term to expire at the annual meeting of the Company's stockholders in 2001, or until their successors are duly elected and qualified. Information regarding these nominees is set forth below.

  The Board of Directors has no reason to believe that any of the foregoing nominees will not serve if elected, but if any nominee should subsequently become unavailable to serve as a director, the persons named as proxies, or their respective substitutes, may, in their discretion, vote for a substitute nominee designated by the Board of Directors or, alternatively, the Board of Directors may reduce the number of directors to be elected at the Annual Meeting.

                     PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE     DIRECTOR
    NAME                       FOR PREVIOUS FIVE YEARS            AGE  SINCE
------------------------------------------------------------------------------
David H. Batchelder  Chairman and Chief Executive Officer of       48   1993
                     Batchelder & Partners, Inc. (investment
                     advisory and consulting firm) and Managing
                     Member of Relational Investors LLC (general
                     partner of active investment fund), San
                     Diego, California.
Leonard R. Judd      Consultant for Phelps Dodge Corporation       58   1993
                     (copper mining and manufacturing), Phoenix,
                     Arizona. Mr. Judd formerly served as a
                     Director, President and Chief Operating
                     Officer of Phelps Dodge Corporation, as well
                     as President of Phelps Dodge Mining Company
                     and Director of Washington Contractors
                     Group, Inc., a subsidiary of the Company.
                     Mr. Judd also serves as a Director of
                     Southwest Gas Corporation.
William C. Langley   Formerly served as Executive Vice President,  59   1996
                     Chief Credit and Risk Policy Officer of
                     Chemical Banking Corporation and Executive
                     Vice President of Chase Manhattan
                     Corporation (formerly Chemical Banking
                     Corporation), New York, New York. Mr.
                     Langley currently serves as a Director of
                     Chase Preferred Capital Corporation.

                       PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE     DIRECTOR
    NAME                         FOR PREVIOUS FIVE YEARS            AGE  SINCE
--------------------------------------------------------------------------------
Robert S. Miller, Jr.  Acting Chairman and Chief Executive Officer   56   1996
                       of Waste Management, Inc. (environmental
                       services), Oak Brook, Illinois. Formerly
                       served as Acting Chairman and Chief
                       Executive Officer of Federal-Mogul Corp.
                       (motor vehicle parts and accessories),
                       Detroit, Michigan; and formerly Chairman of
                       the Board of Old MK, as well as Senior
                       Partner of James D. Wolfensohn, Inc.
                       (investment banking firm) and Vice Chairman
                       of Chrysler Corporation. Mr. Miller also
                       currently serves as a Director of Federal-
                       Mogul Corp., Fluke Corporation, Pope &
                       Talbot, Inc. and Symantec Corp.
Dorn Parkinson         Chairman of the Board and consultant of       51   1993
                       Washington Corporations/1/ (interstate
                       trucking and repair and sale of machinery
                       and equipment), Missoula, Montana.
                       Mr. Parkinson formerly served as President
                       of Washington Corporations.
Terry W. Payne         Chairman and owner of Terry Payne & Co.,      56   1993
                       Inc. (insurance and construction bonding),
                       Missoula, Montana. Mr. Payne also serves as
                       a Director of Washington Corporations and
                       First Interstate Bank--Montana, as well as a
                       Director and President of Hoiness LaBar
                       Insurance Co., Inc. and as a Director and
                       Vice President of Montana International,
                       Inc.
John D. Roach          Chairman of the Board, President and Chief    54   1996
                       Executive Officer of Stonegate Resources LLC
                       (building products), Dallas, Texas.
                       Formerly, Chairman of the Board, President
                       and Chief Executive Officer of Fibreboard
                       Corporation (building products), Dallas,
                       Texas. Mr. Roach also serves as a Director
                       of PMI Group, Inc. and was formerly a
                       Director of Magma Power Co., Thompson PBE
                       and the American Stock Exchange.
Robert A. Tinstman     President and Chief Executive Officer of the  51   1996
                       Company. Mr. Tinstman formerly served Old MK
                       as a Director, President and Chief Executive
                       Officer and as President of its Mining
                       Group.
Dennis R. Washington   Founder and principal stockholder of          63   1996
                       Washington Corporations/1/ (interstate
                       trucking and repair and sale of machinery
                       equipment), Missoula, Montana.
                       Mr. Washington also is the founder and or
                       principal stockholder or partner in
                       entities, the principal businesses of which
                       include rail transportation, shipping,
                       barging and ship assist, mining, heavy
                       construction, environmental remediation and
                       real estate development. Mr. Washington's
                       principal business is to make, manage and
                       hold investments in operating entities.

--------
/1/Washington Corporations and other entities controlled by Dennis R. Washington may be deemed to be affiliates of the Company.

IF THE STOCKHOLDERS APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE NOMINEES NAMED ABOVE.

IF THE STOCKHOLDERS DO NOT APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF LEONARD R. JUDD, WILLIAM C. LANGLEY AND JOHN D. ROACH.

  There were six meetings of the Company's Board of Directors held during the Company's fiscal year ended November 30, 1997 ("fiscal year 1997"). All directors attended at least 75% of the aggregate of the meetings of the Board of Directors and all committees on which such persons served during fiscal year 1997.

AUDIT COMMITTEE

  The Audit Committee of the Company's Board of Directors recommends to the Board of Directors independent auditors to serve the Company and reviews with the auditors and management and approves the scope and results of audits and the adequacy of the Company's system of internal controls. The Audit Committee also reviews and approves the annual report, auditors' fees and non-audit services to be provided by the independent auditors. The Audit Committee meets at such times as may be deemed necessary by the Board of Directors or the Audit Committee. Three meetings of the Audit Committee were held during fiscal year 1997. The members of the Audit Committee are David H. Batchelder, Leonard
R. Judd (Chairman), William C. Langley and Robert S. Miller, Jr.

COMPENSATION COMMITTEE

  The Compensation Committee of the Company's Board of Directors reviews and recommends to the full Board of Directors the compensation of the principal officers and approves compensation for key executives of the Company. Although the Board of Directors administers the Company's executive compensation and benefit plans, the Compensation Committee reviews such compensation and makes recommendations to the Board of Directors with respect thereto. The Compensation Committee meets at such times as may be deemed necessary by the Board of Directors or the Compensation Committee. Five meetings of the Compensation Committee were held during fiscal year 1997. Members of the Compensation Committee are David H. Batchelder (Chairman), Leonard R. Judd, Dorn Parkinson and John D. Roach.

COMPENSATION SUBCOMMITTEE

  In 1997, the Compensation Committee established a subcommittee (the "Subcommittee") to comply with Section 162(m) of the Internal Revenue Code, as amended ("Section 162(m)"), to allow for the tax deductibility of compensation awarded to the Chief Executive Officer and the four most highly compensated executive officers of the Company who are serving at the end of each fiscal year (the "Covered Employees"). The Subcommittee is made up solely of outside directors, as defined in Section 162(m), and establishes and administers the compensation of Covered Employees and the performance goals related to such compensation. The Subcommittee met once during fiscal year 1997. Members of the Subcommittee are Leonard R. Judd and John D. Roach.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Batchelder & Partners, Inc., an investment advisory and consulting firm ("BPI"), of which Mr. Batchelder is Chairman and Chief Executive Officer, was engaged by the Company to act as financial advisor to the Company with respect to a possible transaction between the Company and Guy F. Atkinson Company of California. Pursuant to the engagement agreement, the Company agreed to pay BPI a retainer fee of $50,000 per month, commencing September 1, 1997, not to exceed $250,000 and a success fee equal to one percent of the total transaction (as defined in the agreement), reduced by the retainer fee paid to BPI. The transaction was abandoned; therefore, no success fee was payable to BPI. During fiscal year 1997, the Company paid the retainer fee of $150,000 to BPI and $4,267 in related expenses. Additionally, in December 1997, the Company paid to BPI $50,000 in retainer fees and $8,130 for expenses incurred in connection with the transaction. From time to time, BPI also has advised the Company regarding other potential acquisitions and divestitures.

NOMINATING COMMITTEE

  The Nominating Committee of the Company's Board of Directors recommends nominees for election to the Board of Directors. The Nominating Committee will consider nominees for election to the Board of Directors proposed by stockholders for the 1999 annual meeting of stockholders if the following information concerning each nominee is timely submitted by means of a written notice to the Secretary of the Company: (i) as to each person who the stockholder proposes to nominate for election as a director: name, age, business address, residence address, principal occupation or employment, class and number of shares of capital stock of the Company beneficially owned by such person and such other information relating to such person as is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") under Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) as to the stockholder proposing such nominee: such stockholder's name and address and the class and number of shares of capital stock of the Company beneficially owned by such stockholder. To be timely, any such notice must be delivered to or mailed and received at the Company's principal executive offices not less than 50 days nor more than 75 days prior to the 1999 annual meeting of stockholders; provided, however, that in the event that less than 65 days notice or prior public disclosure of the date of such meeting is given or made to stockholders, any such notice must be received not later than the close of business on the 15th day following the day on which the notice of the 1999 annual meeting of stockholders is mailed or such public disclosure is made, whichever first occurs. One meeting of the Nominating Committee was held during fiscal year 1997. The members of the Nominating Committee are Robert S. Miller, Jr., Terry W. Payne and Dennis R. Washington (Chairman).

SPECIAL COMMITTEE

  On February 20, 1997, the Board of Directors established a Special Committee composed of independent directors to review, analyze and evaluate the possible acquisition by the Company of Mr. Washington's interest in a copper mine in Butte, Montana. On January 15, 1998, discussions between the Company and Mr. Washington relating to the possible acquisition were terminated. Eleven meetings of the Special Committee were held during fiscal year 1997. Members of the Special Committee are William C. Langley, Robert S. Miller, Jr. (Chairman) and John D. Roach.

DIRECTOR COMPENSATION

  Directors of the Company who are not also officers or employees of the Company (the "Non-Employee Directors") are paid an annual retainer fee of $20,000, plus $1,000 for each day of attendance at a Board of Directors meeting and $500 for each standing committee meeting attended. Committee chairmen receive an additional $3,000 per year. Effective February 20, 1997, the Compensation Committee approved a fee schedule specific to the Special Committee pursuant to which each member of the Special Committee receives $1,000 for each day of attendance at Special Committee meetings and a $10,000 one-time retainer, with the Chairman of the Special Committee receiving a $15,000 one-time retainer.

  Non-Employee Directors are permitted, under the Morrison Knudsen Corporation Amended and Restated Stock Option Plan (the "Stock Option Plan"), to elect to forgo cash payment of all or a portion of their annual retainer and chairmanship fees and receive stock option grants in lieu thereof. Such election is made annually prior to the commencement of the next fiscal year. The options received by an electing director in lieu of such fees have a price per share equal to 80% of the fair market value of a share of Common Stock on December 1 of the calendar year prior to the scheduled payment of such directors' fees, and the number of shares of Common Stock subject to such option is the number of shares (rounded to the nearest whole share) determined by multiplying the fair market value of a share of Common Stock on such December 1 by .20 and dividing the product into the amount of the directors' fees forgone. With respect to directors' fees forgone for the fiscal year 1997, elections were made prior to December 31, 1996 and the fair market value of a share of Common Stock was determined as of such date.

  All Non-Employee Directors made the election to forgo their retainer and chairmanship fees for fiscal year 1997. During fiscal year 1997, the following amounts were earned by members of the Board of Directors: David H. Batchelder--$15,000 plus 12,778 stock options; Leonard R. Judd--$16,000 plus 12,778 stock options; William C. Langley--$34,500 plus 11,111 stock options; Robert S. Miller, Jr.--$39,750 plus 12,778 stock options; Dorn Parkinson-- $14,500 plus 11,111 stock options; Terry W. Payne--$12,500 plus 11,111 stock options; John D. Roach--$35,500 plus 11,111 stock options; and Dennis R. Washington--$10,750 plus 12,778 stock options.

  In addition, under the 1997 Stock Option and Incentive Plan for Non-Employee Directors, the Board of Directors may, from time to time, grant (i) options to purchase Common Stock and or (ii) restricted Common

Stock. The aggregate amount of all such awards may not exceed 500,000 shares of Common Stock (no more than 100,000 shares of which may be restricted stock) during the term of the plan. During fiscal year 1997, the Board of Directors awarded options to purchase 10,000 shares of Common Stock to each of Messrs. Batchelder, Judd, Langley, Miller, Parkinson, Payne and Roach and options to purchase 25,000 shares of Common Stock to Mr. Washington. Such options will vest in four equal increments on each of the first, second, third and fourth anniversaries of the date of grant.

  The Company's Retirement Policy provides that a Non-Employee Director may continue to serve as a director until the end of the calendar year in which the director reaches his or her 70th birthday.

                              EXECUTIVE OFFICERS

  Certain information with respect to the executive officers of the Company, including all positions held by them with the Company, is set forth below. Executive officers of the Company are elected by the Board of Directors for terms of one year and until their successors are elected and qualified.

                                               POSITION WITH COMPANY AND
        NAME                          BUSINESS EXPERIENCE FOR PREVIOUS FIVE YEARS                AGE OFFICER SINCE
------------------------------------------------------------------------------------------------------------------
Robert A. Tinstman/1/  President and Chief Executive Officer                                      51     1996
Anthony S. Cleberg/2/  Executive Vice President and Chief Financial Officer                       45     1997
Stephen G. Hanks/3/    Executive Vice President, Chief Legal Officer and Secretary                47     1996
Darrol N. Groven/4/    Senior Vice President and President -- Heavy Civil Construction Group      54     1994
Thomas H. Zarges/5/    Senior Vice President and President -- Engineering and Construction Group  49     1996
Douglas L. Brigham/6/  Vice President and Controller                                              32     1996
Frank S. Finlayson/7/  Vice President and Treasurer                                               37     1997
Alvia L. Henderson/8/  Vice President -- Human Resources                                          48     1996
Charles W. Simpson/8/  Vice President -- Government and Public Affairs                            61     1996

--------
/1/ For certain biographical information regarding Mr. Tinstman, see "Election of Directors."

/2/ Mr. Cleberg formerly served in various management positions with Honeywell, Inc., including Corporate Vice President of Taxes and Vice President of Finance for Space and Aviation Control.

/3/ Prior to the Merger Date, Mr. Hanks was Executive Vice President, Chief Legal Officer and Secretary of Old MK and served in various other executive and management capacities for Old MK.

/4/ Mr. Groven formerly served as Executive Vice President and Chief Operating Officer of the Company and served in various other executive and management capacities for the Company and its subsidiaries since 1981.

/5/ Prior to the Merger Date, Mr. Zarges served as President of Old MK's Engineering and Construction Group.

/6/ Mr. Brigham formerly served the Company as Vice President and Treasurer and, prior to the Merger Date, served Old MK in various management capacities.

/7/ Mr. Finlayson formerly served the Company as Vice President of Project Finance, and served the Company's Heavy Civil Construction Group as Vice President of Finance and Vice President of Project Development. Prior to the Merger Date, he served Old MK in various management capacities.

/8/ Prior to the Merger Date, Ms. Henderson and Mr. Simpson served Old MK in various executive and management capacities.

                     REPORT OF THE COMPENSATION COMMITTEE
                      ON EXECUTIVE COMPENSATION FOR 1997

GENERAL COMPENSATION POLICY

  The goals of the Company's compensation program are to align compensation with business objectives and performance and Company values, and to enable the Company to attract, retain and reward executive officers whose contributions are essential to the long-term success of the Company. The Company's compensation program for executive officers is based upon the following principles:

 . Considerable emphasis is placed upon Company financial results and stock price performance to provide incentives to executives to increase shareholder value. This emphasis increases in proportion to an executive's level of responsibility within the Company.

 . Total compensation will be competitive and sufficiently flexible to retain and attract the caliber of talent needed to enhance the Company's financial and market performance.

 . Total compensation also will reflect individual performance, contribution, innovation and long-term potential.

  The Company regularly participates in an executive compensation study to compare its pay practices with those of other companies in the engineering and construction industry. The study uses executive compensation data from approximately 30 engineering and construction companies in a comparative analysis of each component of compensation (i.e., base salary, bonus, long-term incentives and total compensation) for executive officers in companies of various sizes. Three primary factors are used in analyzing compensation for each executive operations position: revenue of the Company or business unit, organizational levels from the chief executive officer ("CEO") of the Company, and autonomy (i.e., the freedom to act or ability to influence the outcome of major decisions) within the Company. Of these three factors, revenue carries the most weight.

CASH-BASED COMPENSATION

  Base Salaries. The Company generally targets base salaries to be competitive in the market. In setting the actual base salary for an individual executive officer, the Company takes into account the comparative base salary data for the officer's position from the compensation study described above and the officer's overall individual performance. Overall individual performance is measured by financial results, compliance with Company policies, adherence to professional ethical standards, degree of responsibility within the Company and level of individual experience. In both setting goals and measuring an executive officer's performance against those goals, the Company takes into account the performance of its competitors and general economic and market conditions.

  A few of the Company's executive officers, including the CEO and three of the four other most highly compensated officers of the Company, have employment agreements with the Company. The agreements with Robert A. Tinstman, Stephen G. Hanks and Thomas H. Zarges entitle those officers to minimum annual base salaries of $250,000 each. The agreement with C. Stephen Allred entitles him to a minimum annual base salary of $234,000. The base salaries for the CEO and other highly-compensated officers for fiscal year 1997, established using the factors described in the preceding paragraph, exceeded the contractual minimums. Therefore, the employment agreements were not a factor in determining the base salaries of those officers.

  Bonuses. The Company has an annual cash bonus plan designed to motivate eligible employees to achieve specific annual growth levels in the Company's net after-tax earnings per share. The bonus plan is simple in design and is tied to pre-defined measurable results. Currently, the Compensation Committee exercises substantial discretion with respect to the award of bonuses. Each year, the Company establishes performance objectives upon which bonuses may be based. After the end of the Company's fiscal year, the Compensation Committee establishes a bonus pool equal to a specified level of the Company's pre-tax profits if the Company's earnings per share fall within a certain range. The bonus pool may increase to a higher percentage of the Company's pre-tax profits if the Company's earnings per share fall within a higher range. The allocation of a specific bonus amount to an individual executive officer is determined taking into account the comparative bonus data for that officer from the compensation study described above, the overall financial performance of the Company and the overall individual performance factors described above. In addition, the financial performance of the operating group to which an individual is assigned is taken into account for officers and key employees who are assigned to operating groups.

  On occasion, the Company may pay a signing bonus to a newly hired executive officer, if the Compensation Committee determines that such a bonus is necessary and appropriate to attract the caliber of officer needed to accomplish the Company's financial and market goals.

EQUITY-BASED COMPENSATION

  The Company maintains a stock option plan designed to provide additional long-term incentives to employees to work to increase stockholder value. The Company also recognizes that a stock incentive program is an important element of a competitive compensation package for its executive officers. The program utilizes vesting periods to encourage key employees to continue in the employ of the Company and thereby acts as a retention device for key employees. The Company believes that the program encourages employees to maintain a long-term perspective. The Company grants fixed-price stock options to a small group of key employees. For the CEO and the four other most highly compensated executive officers, the size of option awards is based upon recommendations from the Subcommittee, described under "Corporate Tax Deduction on Compensation in Excess of $1 Million a Year" below, and approval of the entire Compensation Committee and the Board of Directors. For other eligible executive officers, the size of option awards is based upon recommendations of the Compensation Committee and approval of the entire Board of Directors.

  In determining the size of an option award to recommend for an executive officer, the Compensation Committee's and Subcommittee's primary considerations are the "grant value" of the award and the performance of the officer measured against the same performance criteria described above under "Cash-Based Compensation." In determining the grant value guidelines for option awards, the Compensation Committee and Subcommittee use the same compensation study described above, which employs the Black-Scholes pricing model for assigning prospective values to stock options on the date of grant. The Compensation Committee and Subcommittee take into account the comparative data from other publicly traded companies concerning long-term incentive compensation for the given executive position and the percentage of total compensation the Compensation Committee and Subcommittee believe should be represented by the value of an option grant. In addition to considering the grant value and the officer's performance, the Compensation Committee and Subcommittee also may consider the number of outstanding unvested options the officer holds and the size of previous option awards to that officer. The Compensation Committee and Subcommittee do not assign specific weights to these items.

  Corporate Tax Deduction on Compensation in Excess of $1 Million a
Year. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's CEO or any of the four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Compensation Committee's policy is to qualify incentive-based compensation to executive officers for deductibility under Section 162(m) of the Internal Revenue Code to the extent that the Compensation Committee deems such qualification to be in the best interests of the Company. Accordingly, the Board of Directors has established a Subcommittee of the Compensation Committee, comprised solely of outside directors, to approve incentive-based compensation awarded to the CEO and the four other most highly compensated executive officers of the Company.

CEO COMPENSATION

  Robert A. Tinstman has been President and CEO of the Company since September 11, 1996. The Compensation Committee used the same compensation policy described above for all employees to determine Mr. Tinstman's fiscal year 1997 compensation.

  Salary. Mr. Tinstman's base salary reflects a consideration of both competitive forces and the Company's performance. The Compensation Committee does not assign specific weights to these categories. As described under "Cash-Based Compensation" above, the Company participates in a compensation study that compares the various components of compensation for chief executive officers at companies with revenue at the level achieved by the Company. When recommending a salary for the CEO, the Compensation Committee takes into account the comparative salary data from the compensation study for companies with revenue equal to or exceeding those of the Company. Based upon this analysis, and the leadership that Mr. Tinstman demonstrated in guiding Old MK through the Restructuring and Merger that was consummated on September 11, 1996, the Compensation Committee recommended and the Board of Directors approved that Mr. Tinstman's salary be set at the level that appears in the summary compensation table for 1997.

  After considering the Company's financial results for fiscal year 1997 as compared to fiscal year 1996, the progress the Company has made towards its business objectives and competitive data showing compensation for other comparable chief executive officers, the Compensation Committee recommended and the Board of Directors approved an increase in Mr. Tinstman's annual salary to $415,000, effective February 7, 1998.

  Bonus. The Company follows the same policy described above to determine Mr. Tinstman's bonus as it does for other executive officers. The Company establishes specific earnings objectives against which actual financial performance may be measured to determine the size of the bonus pool, if any, that will be available for bonus awards. The allocation of a specific bonus amount to an individual officer takes into account individual performance factors and comparative bonus data from the compensation study. Bonuses for a particular fiscal year are paid within 75 days after the end of the fiscal year.

  As a result of the financial performance of the Company during fiscal year 1996, no bonuses were awarded to executive officers during fiscal year 1997.

  After considering the Company's financial results for fiscal year 1997 as compared to fiscal 1996, the progress the Company has made towards achieving its business objectives and competitive data showing compensation for other comparable chief executive officers, the Compensation Committee recommended and the Board of Directors approved that Mr. Tinstman be awarded a bonus of $255,000 in January 1998.

  Stock Options. The Company follows the same policy described above to determine Mr. Tinstman's stock option awards as it does for other executive officers. Stock options are granted to encourage and facilitate personal stock ownership by the executive officers and thus strengthen both their personal commitment to the Company and a longer-term perspective in their managerial responsibilities. This component of an executive officer's compensation directly links the officer's interests with those of the Company's other stockholders.

  In January 1997, the Subcommittee recommended and the Compensation Committee and Board of Directors approved the grant to Mr. Tinstman of an option to purchase 200,000 shares of Common Stock with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In recommending the grant of the option to Mr. Tinstman, the Subcommittee reviewed the grant value guidelines described under "Equity-Based Compensation," evaluated his performance against the criteria described above and considered competitive data from the compensation study showing total compensation for Mr. Tinstman and comparable chief executive officers.

  In January 1998, the Subcommittee recommended and the Compensation Committee and Board of Directors approved that Mr. Tinstman be granted an option to purchase 100,000 additional shares of Common Stock with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In recommending the grant of this option to Mr. Tinstman, the Subcommittee followed the same procedure and employed the same criteria used in determining the January 1997 option grant. In addition, the Subcommittee took into account the size of the 1997 option grant and the size of the proposed grant to Mr. Tinstman as compared to the size of grants to Mr. Tinstman's senior staff members. Working within these parameters the Subcommittee made an assessment that a grant to Mr. Tinstman of an option to purchase 100,000 additional shares of Common Stock was appropriate.

                                          David H. Batchelder, Chairman
                                          Leonard R. Judd
                                          Dorn Parkinson
                                          John D. Roach

                        COMPANY STOCK PERFORMANCE GRAPH

  Rules adopted by the SEC require that the Company include in this Proxy Statement a line-graph presentation comparing cumulative five-year stockholder returns on an indexed basis with the Standard & Poor's ("S&P") 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. A list of the companies selected by the Company as a peer group index follows the graph below:
LOGO

                                        CUMULATIVE TOTAL RETURN
                          ----------------------------------------------------
                          7/12/93 11/30/93 11/30/94 11/30/95 11/30/96 11/30/97
                          ------- -------- -------- -------- -------- --------
Morrison Knudsen
 Corporation.............   100      92       56       73      115      126
Peer Group...............   100     102       97      133      138      106
S & P 500................   100     104      105      144      184      236

Peer Group: Ashland Coal Inc.; Zeigler Coal Holding; Granite Construction Inc.; Perini Corporation; The Turner Corporation; Fluor Corporation; Foster Wheeler Corporation; Jacobs Engineering Group Inc.; Stone & Webster, Incorporated; Michael Baker Corp.; Dames & Moore Inc.; OHM Corp.; Harding Lawson Associates Group Inc.; ICF Kaiser International Inc.; International Technology Corp.; Roy F. Weston Inc.

--------
* The Company was incorporated on July 12, 1993; therefore, no information prior to that date is available. One hundred dollars was invested on July 12, 1993 in stock or index. The Company's fiscal year ends November 30.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table summarizes all plan and non-plan compensation awarded or paid to, or earned by, the CEO and the four most highly compensated executive officers of the Company (the "Named Executives") during the fiscal years indicated:

                          SUMMARY COMPENSATION TABLE
                  FOR FISCAL YEARS ENDED 1995, 1996 AND 1997

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                       --------------------
                                     ANNUAL COMPENSATION                 AWARDS    PAYOUTS
                                -----------------------------------    ---------- ---------
                                                          OTHER        SECURITIES               ALL
                                                          ANNUAL       UNDERLYING   LTIP       OTHER
  NAME AND PRINCIPAL            SALARY/1/    BONUS     COMPENSATION     OPTIONS/   PAYOUTS     COMP.
       POSITION            YEAR     $         ($)          ($)          SARS (#)     ($)        ($)
-----------------------------------------------------------------------------------------------------------
Robert A. Tinstman
 President and Chief
 Executive Officer         1997  402,840    255,000       24,631/2/     200,000           0    25,340/3/
                           1996   73,462          0       24,388/4/           0   1,618,000/5/ 19,035
                           1995       --         --           --             --          --        --
Anthony S. Cleberg
 Executive Vice President
 and Chief Financial
 Officer                   1997  144,231/6/ 305,000/7/    21,489/8/     150,000           0    20,965/9/
                           1996       --         --           --             --          --        --
                           1995       --         --           --             --          --        --
Stephen G. Hanks
 Executive Vice
 President, Chief Legal
 Officer and Secretary     1997  308,077    130,000       21,304/1//0/   60,000           0    24,532/1//1/
                           1996   65,769          0       20,711/1//2/        0           0    15,059
                           1995       --         --           --             --          --        --
Thomas H. Zarges
 Senior Vice President of
 Operations and
 President -- Engineering
 and Construction Group    1997  268,078    150,000       14,070/1//3/   50,000           0    24,758/1//4/
                           1996   57,001          0       13,699/1//5/        0           0    18,339
                           1995       --         --           --             --          --        --
C. Stephen Allred
 President --
  Environmental/Government
 Group                     1997  240,154     80,000       10,300/1//6/   45,000           0     7,500/1//7/
                           1996   51,300          0            0              0           0         0
                           1995       --         --           --             --          --        --

--------
/1/Prior to the Merger, Messrs. Tinstman, Hanks, Zarges, and Allred were compensated by Old MK. The 1996 compensation included in this table represents amounts earned by such individuals from the Merger Date through November 30, 1996. As of November 30, 1996, the base salaries of Messrs. Tinstman, Hanks, Zarges, and Allred were $400,000, $300,000, $260,000, and $234,000, respectively. Under applicable rules and regulations of the SEC, information regarding the compensation of such individuals prior to the Merger Date is not required to be disclosed.

/2/Consists of disability insurance premium of $12,243 and tax gross-up of $12,388 on the foregoing disability insurance premium and the value of the term life insurance premium reported under footnote 3 to this table.

/3/Consists of $7,500 matching contributions to Mr. Tinstman's 401(k) account and $17,840 attributable to a life insurance policy on Mr. Tinstman's life under the Key Executive Life Insurance Plan, of which $832 represents the dollar value of the term life insurance premium and $17,008 represents Mr. Tinstman's interest in the policy's cash surrender value as projected on an actuarial basis attributable to the 1997 premium.

/4/Consists of disability insurance premium of $12,243 and tax gross-up of $12,145 on the foregoing disability insurance premium and the value of the term life insurance premium included for such year in the last column to this table.

/5/Mr. Tinstman's benefit under the Old MK Long-Term Incentive Plan for the Mining Group (to which the Company has succeeded) could have been accelerated and become payable during 1996 due to the Restructuring of Old MK. During 1996, Mr. Tinstman and the Old MK Board of Directors agreed that such plan would be amended to provide that the Restructuring would not constitute a "change of control" under the plan, and Mr. Tinstman's accrued benefit of $1,618,000 was frozen. In connection with such arrangement, Mr. Tinstman waived payment of such benefit until after the completion of the performance period under such plan, which occurred December 31, 1997.

/6/Mr. Cleberg started employment with the Company in May 1997, with an annual salary rate of $250,000.

/7/Consists of a $200,000 signing bonus paid to Mr. Cleberg in May 1997 when he joined the Company and a $105,000 performance bonus paid in January 1998.

/8/Consists of tax gross-up of $9,588 on relocation expenses, disability insurance premium of $5,891 and tax gross-up of $6,010 on the foregoing disability insurance premium and the value of the term life insurance premium reported under footnote 9 to this table.

/9/Consists of $20,965 attributable to a life insurance policy on Mr. Cleberg's life under the Key Executive Life Insurance Plan, of which $453 represents the dollar value of the term life insurance premium and $20,512 represents Mr. Cleberg's interest in the policy's cash surrender value as projected on an actuarial basis attributable to the 1997 premium.

/1//0/Consists of disability insurance premium of $10,712 and tax gross-up of $10,592 on the foregoing disability insurance premium and the value of the term life insurance premium reported under footnote 11 to this table.

/1//1/Consists of $7,500 matching contributions to Mr. Hanks' 401(k) account, $2,748 for service recognition, and $14,284 attributable to a life insurance policy on Mr. Hanks' life under the Key Executive Life Insurance Plan, of which $468 represents the dollar value of the term life insurance premium and $13,816 represents Mr. Hanks' interest in the policy's cash surrender value as projected on an actuarial basis attributable to the 1997 premium.

/1//2/Consists of disability insurance premium of $10,422 and tax gross-up of $10,289 on the foregoing disability insurance premium and the value of the term life insurance premium included for such year in the last column of this table.

/1//3/Consists of disability insurance premium of $6,802 and tax gross-up of $7,268 on the foregoing disability insurance premium and the value of the term life insurance premium reported under footnote 14 to this table.

/1//4/Consists of $7,500 matching contributions to Mr. Zarges' 401(k) account and $17,258 attributable to a life insurance policy on Mr. Zarges' life under the Key Executive Life Insurance Plan, of which $481 represents the dollar value of the term life insurance premium and $16,777 represents Mr. Zarges' interest in the policy's cash surrender value as projected on an actuarial basis attributable to the 1997 premium.

/1//5/Consists of disability insurance premium of $6,638 and tax gross-up of $7,061 on the foregoing disability insurance premium and the value of the term life insurance premium included for such year in the last column of this table.

/1//6/Consists of $5,076 attributable to relocation expenses and $5,224 tax gross-up thereon.

/1//7/Consists of matching contributions to Mr. Allred's 401(k) account.

OPTION GRANTS

  The following table summarizes pertinent information concerning individual grants of options to purchase Common Stock during fiscal year 1997, including a theoretical grant date present value for each such grant:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                    POTENTIAL REALIZABLE VALUE
                                                                      AT ASSUMED ANNUAL RATES
                                                                          OF STOCK PRICE
                                                                           APPRECIATION
                        INDIVIDUAL GRANTS                                 FOR OPTION TERM
------------------------------------------------------------------- ---------------------------
                     NUMBER OF
                    SECURITIES    % OF TOTAL
                    UNDERLYING   OPTIONS/SARS  EXERCISE
                     OPTIONS/     GRANTED TO    OR BASE
                       SARS       EMPLOYEES      PRICE   EXPIRATION
NAME                GRANTED (#) IN FISCAL YEAR ($/SHARE)    DATE       5% ($)        10% ($)
------------------------------------------------------------------- ---------------------------
Robert A. Tinstman  200,000/1/       16.6        9.875    1/10/07       1,242,067     3,147,641
Anthony S. Cleberg  150,000/2/       12.4       12.500    5/05/07       1,179,177     2,988,267
Stephen G. Hanks     60,000/1/        5.0        9.875    1/10/07         372,620       944,292
Thomas H. Zarges     50,000/1/        4.1        9.875    1/10/07         310,517       786,910
C. Stephen Allred    45,000/1/        3.7        9.875    1/10/07         279,465       708,219

--------
/1/The options were granted on January 10, 1997 and become exercisable in four equal increments on the first four anniversaries of the date of grant.
/2/The options were granted on May 5, 1997 in connection with the start of Mr. Cleberg's employment with the Company and become exercisable in four equal increments on the first four anniversaries of the date of grant.

  AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

  The following table summarizes pertinent information concerning the exercise of stock options to purchase Common Stock during fiscal year 1997 by each of the Named Executives and the fiscal year-end value of unexercised options:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                                       NUMBER OF
                                                 SECURITIES UNDERLYING  VALUE OF UNEXERCISED,
                                                      UNEXERCISED           IN-THE-MONEY
                                                      OPTIONS/SARS         OPTIONS/SARS AT
                                                 AT FISCAL YEAR END (#)  FISCAL YEAR END ($)
                    SHARES ACQUIRED    VALUE          EXERCISABLE/          EXERCISABLE/
NAME                ON EXERCISE (#) REALIZED ($)   UNEXERCISABLE /1/        UNEXERCISABLE
---------------------------------------------------------------------------------------------
Robert A. Tinstman          0             0          2,173/200,000            0/12,500
Anthony S. Cleberg          0             0              0/150,000                 0/0
Stephen G. Hanks            0             0           1,755/60,000             0/3,750
Thomas H. Zarges            0             0             428/50,097             0/3,125
C. Stephen Allred           0             0              13/45,000             0/2,813

--------
/1/ Pursuant to the Restructuring of Old MK, in 1996 shares of previously awarded restricted and unrestricted stock of Old MK held by Messrs. Tinstman, Hanks, Zarges and Allred were converted to warrants exercisable to purchase Common Stock. Securities underlying such warrants at November 30, 1997 are included in the above totals.

INDIVIDUAL FIVE-YEAR PLANS

  During 1993, Old MK awarded Robert A. Tinstman and Stephen G. Hanks participation in long-term incentive plans that were tailored to each of their positions (the "Individual 5-Year Plans"). Such plans, to which the Company has succeeded, provide the participants with an opportunity for a cash award at the end of a five-year performance period. No shares of Common Stock, performance units or other stock rights are involved.

  Mr. Hanks' Individual 5-Year Plan measures annually (over the five-year period January 1, 1993 to December 31, 1997) the Company's after-tax net income as a percentage of its average total capital. In the case of Mr. Tinstman, who was President of the Old MK Mining Group prior to his becoming President and Chief Executive Officer of Old MK in 1995, the performance formula is modified to measure over the same period the contribution to net income at the Mining Group level over such group's average annual capital employed ("ROTC").

  A positive award pool is created each year during the performance period in an amount equal to the Company's net income (in the case of Mr. Hanks) or contribution to net income by each group (in the case of Mr. Tinstman) in excess of the predetermined ROTC goal set by the Compensation Committee. The award pool is not capped at any maximum amount. If net income or contribution to net income falls below the ROTC goal in any given year, the amounts by which the Company or Mining Group failed to meet its goal become a negative award pool for such individual. The negative award pool is not capped at any maximum amount.

  Each participant shares in the annual award pool (which may be positive or negative based upon Company or group performance) applicable to his position in accordance with a sharing percentage established by the Compensation Committee. The participant's share of the award pool, which may be positive or negative, is not paid to the executive. Rather, such amounts are tracked throughout the five-year performance period by the Company and "netted" at the end thereof. Assuming that the cumulative five-year award is positive, it can be adjusted upward if the compound annual growth rate in the Company's stock price exceeds targets established by the Compensation Committee. This latter adjustment is applicable only to Mr. Hanks and not to Mr. Tinstman.

  Except in the case of death, disability or termination without cause, any payments due to participants under the Individual 5-Year Plans will be made within 120 days following December 31, 1997. In the event of a change in control, as defined in the Individual 5-Year Plans, the participants' accrued awards are immediately vested and payable.

  Because of the losses incurred by Old MK before the Merger and Restructuring, no benefit is payable to Mr. Hanks under the terms of his Individual 5-Year Plan.

  Mr. Tinstman's benefit under his Individual 5-Year Plan could have been accelerated and become payable during 1996 due to the Restructuring of Old MK. During 1996, Mr. Tinstman and the Old MK Board of Directors agreed that such plan would be amended to provide that the Restructuring would not constitute a "change of control" under such plan, and Mr. Tinstman's accrued benefit of $1,618,000 was frozen. In connection with such arrangement, Mr. Tinstman waived payment of such benefit until after the completion of the performance period under such plan, which occurred on December 31, 1997.

  Although Thomas H. Zarges was awarded participation in an Individual 5-Year Plan during 1994 applicable to his position as President of the Engineering, Construction and Environmental Group, no such plan was drafted. If such plan is ultimately drafted for Mr. Zarges, it will function in all material respects as the plan described for Mr. Tinstman.

PENSION

  Company retirement or actuarial benefits to the Named Executives are derived principally from three sources: (i) an annuity originally issued by United Pacific Life Insurance Company, which was subsequently purchased by GE Capital Assurance, arising out of the termination of the Morrison Knudsen Corporation Retirement Plan established January 1, 1970 (the "1970 Retirement Plan") and terminated December 12, 1987 ("GE Capital Annuity"); (ii) a retirement benefit from the Morrison Knudsen Corporation Retirement Plan established January 1, 1988 (the "1988 Retirement Plan"), frozen December 31, 1991 and terminated October 31, 1997 ("Frozen MKRP Benefit") and (iii) a retirement benefit from supplemental retirement benefit agreements ("SRBAs") ("SRBA Benefit"). Benefits under the 1988 Retirement Plan are offset by benefits under the 1970 Retirement Plan. There are no offsets in benefits under the 1970 Retirement Plan or the 1988 Retirement Plan for social security benefits. Messrs. Tinstman, Hanks and Allred have 10 years, 12 years and 10 years of credited service, respectively. The details as to the source and amount of each Named Executive's retirement benefits are provided below.

  The following table summarizes the estimated annual benefits payable in the form of a five-year certain and life annuity upon normal retirement to each of the Named Executives:

                                 PENSION TABLE

                    GE CAPITAL FROZEN MKRP SRBA BENEFIT TOTAL ANNUAL BENEFIT AT
                    ANNUITY/1/ BENEFIT/2/   AT AGE 65           AGE 65
    NAME               ($)         ($)         ($)                ($)
-------------------------------------------------------------------------------
Robert A. Tinstman    9,385      17,860       10,568/3/         37,813
Anthony S. Cleberg        0           0            0                 0
Stephen G. Hanks      7,284      13,755            0            21,039
Thomas H. Zarges          0           0            0                 0
C. Stephen Allred     4,556      10,498            0            15,054

--------
/1/The amounts shown in this column are fixed amounts based upon the formula contained in the 1970 Retirement Plan. Such amounts will not increase due to compensation paid or service rendered by the Named Executive after December 12, 1987.

/2/The amounts shown in this column are fixed amounts based upon the formula contained in the 1988 Retirement Plan. Such amounts will not increase due to compensation paid or service rendered by the Named Executive after December 31, 1991.

/3/The Company has entered into a nonqualified and unfunded SRBA to provide retirement income to Mr. Tinstman. The SRBA provides Mr. Tinstman with a retirement benefit equal to the difference between (a) the retirement benefit that would be payable to him under the 1988 Retirement Plan, if it were not for certain limits imposed on the Named Executive under the Code and (b) his Frozen MKRP Benefit. This difference is referred to hereafter as the "Standard SRBA Benefit." The Standard SRBA Benefit will not increase, absent any future amendments to his SRBA, due to compensation paid or services rendered after December 31, 1991.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

  Effective January 1, 1993, Old MK entered into employment agreements with Robert A. Tinstman and Stephen G. Hanks, to which the Company succeeded in the Merger. Effective January 1, 1994, Old MK entered into a similar employment agreement with Thomas H. Zarges, to which the Company also succeeded in the Merger. The agreements were for initial five-year terms (January 1, 1993 through December 31, 1997 for Messrs. Tinstman and Hanks and January 1, 1994 through December 31, 1998 for Mr. Zarges) with automatic continuing year-long extensions after the end of the initial term. Pursuant to the terms of the employment agreements, Messrs. Tinstman, Hanks, and Zarges each are entitled to receive a minimum annual base salary of $250,000, and to participate in the Company's annual bonus plan applicable to their corporate position or operating group position. They are also entitled to participate in (i) an Individual 5-Year Plan tailored to their corporate position or operating group position (for a description of such plans, see the section herein titled "Individual 5-Year Plans"); (ii) the Key Executive Life Insurance Plan (which provides pre-retirement life insurance of three times base salary, inclusive of the Company's group plan and which provides post-retirement life insurance of one times base salary); (iii) the Key Executive Disability Insurance Plan (which provides a disability benefit of 60% of base salary and annual bonus, inclusive of all Company and government programs) and (iv) all other health and welfare benefits generally available to executive officers of the Company.

  Under the employment agreements, Messrs. Tinstman, Hanks, and Zarges are also entitled to receive a severance benefit equal to twice their base compensation (which includes such items as base salary in effect immediately preceding the termination of employment, bonuses and participation in health and retirement programs) if their employment is terminated for a reason other than death, disability, cause, voluntary resignation under circumstances not constituting constructive termination or the expiration of their employment agreements. Under such circumstances, the Company will fully vest all unvested stock options and restricted stock awards previously granted and fully vest and immediately pay any accrued awards and bonuses. If any payments due under the employment agreements will result in liability to Messrs. Tinstman, Hanks, and Zarges for an excise tax imposed by Section 4999 of the Code, the Company has agreed to pay to them an amount which (after deducting any federal, state and local income taxes payable with respect to such amount) is sufficient to fully satisfy such tax.

  On January 10, 1997 and January 14, 1998, the employment agreements of Messrs. Tinstman, Hanks, and Zarges were amended to provide that in the event any such executive is terminated for any reason, no portion of the stock options which were granted to such executive on January 10, 1997 and January 14, 1998, which were unvested as of the date of such termination would be exercisable.

  On April 26, 1996, Old MK entered into an employment agreement with C. Stephen Allred, to which the Company succeeded in the Merger. Pursuant to the terms of the employment agreement, Mr. Allred is entitled to receive a minimum base compensation of $234,000 per year. He is also entitled to receive a severance benefit of 18 months salary if his employment is terminated prior to December 31, 1998, for any reason other than death, disability, cause, voluntary resignation not constituting constructive termination or retirement.

INDEBTEDNESS OF MANAGEMENT

  On February 17, 1995, the Company loaned $250,000 (the "1995 Loan") to Darrol N. Groven and his wife which was secured by their Montana residence. With the sale of the Montana residence, the non-interest bearing loan was reduced to $114,453. The 1995 Loan was issued in connection with Mr. Groven's appointment as President of Kasler Corporation, a subsidiary of the Company, and his relocation to Kasler's headquarters in Southern California at the request of the Company. Also, on October 18, 1996, the Company loaned $200,000 (the "1996 Loan") to Mr. Groven and his wife which was secured by their California residence. In February of 1997, the Company loaned $50,000 (the "1997 Loan") to Mr. Groven and his wife which was secured by their Idaho residence. The 1996 and 1997 Loans were non-interest bearing and were made in connection with

Mr. Groven's relocation to Boise, Idaho, at the request of the Company. With the sale of the California residence, the 1996 Loan and the 1997 Loan were paid in full and $7,065 was credited against the 1995 Loan. Since the beginning of fiscal year 1997, the largest aggregate amount due and owing to the Company by Mr. Groven was $364,453, and he remains indebted to the Company for $107,388. Mr. Groven has executed a non-interest bearing promissory note in favor of the Company, which becomes due and payable on June 7, 2001 for such outstanding amount which is secured by his Idaho residence.

  On August 8, 1997, the Company funded through its agent, HFS Mobility Services, a $150,000 non-interest bearing bridge loan (equity advance) to Anthony S. Cleberg and his wife for the purchase of their Boise residence pending the sale of their Minnesota residence. The advance was repaid on August 15, 1997, when HFS Mobility Services acquired the property from Mr. and Mrs. Cleberg. Since the beginning of fiscal year 1997, the largest aggregate amount due and owing to the Company by Mr. Cleberg was $150,000; and he has not been indebted to the Company since August 15, 1997 when the bridge loan was repaid.

  No other director or executive officer of the Company has been indebted to the Company at any time since the beginning of fiscal year 1997 in an amount in excess of $60,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Washington Corporations ("WC"), which is owned by Dennis R. Washington, has historically provided various administrative and support services to the Company pursuant to certain intercompany agreements. During fiscal year 1997, the Company paid $959,000 to WC for administrative and support services. In addition, during fiscal year 1997, the Company paid $931,000 to WC for the lease and maintenance of two corporate jets from WC.

  Equipco, Inc. ("Equipco"), a wholly owned subsidiary of WC, provides repair services for equipment owned by the Company. Services are provided at cost, and no warranty is made on work performed. The Company pays a proportionate share of Equipco's fixed costs in return for Equipco maintaining its repair facility conveniently located and readily available to the Company. During fiscal year 1997, services and products provided by Equipco to the Company totaled $905,000.

  Terry W. Payne, a director of the Company, is Chairman and owner of Terry Payne & Co., Inc. ("TPC") which provides insurance and bonding brokerage services to the Company and its subsidiaries. In January 1997, the Company and TPC concluded a Professional Service Agreement, effective August 1, 1996 and expiring December 31, 1997. Under such agreement, TPC received an annual fee of $1,280,000 which includes commissions earned on insurance. During fiscal year 1997, total fees paid by the Company to TPC, net of commissions paid by the insurance carrier to TPC, was $67,390. In January 1998, the Board of Directors approved a new agreement for insurance brokerage services supplied by TPC to the Company effective January 1, 1998 and expiring December 31, 2000 with automatic renewal annually for 12-month terms thereafter, unless canceled by either party prior to the annual date. Pursuant to the new agreement, an annual fixed fee of $1,150,000 will be paid in equal quarterly installments to TPC, with all insurance commissions earned by TPC to be credited 100% against the fee.

  Also, see "Compensation Committee Interlocks and Insider Participation" in this Proxy Statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act and the rules thereunder require the Company's officers and directors and persons who own more than 10% of the outstanding Common Stock to file reports of ownership and changes in ownership with, among others, the SEC and to furnish the Company with copies.

  Based on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during fiscal year 1997, all directors, executive officers and beneficial owners of greater than 10% of the outstanding common stock complied with the filing requirements applicable to them.

SECURITY OWNERSHIP OF CERTAIN PERSONS

  Common Stock. The following table shows the persons (as the term is used in Section 13(d)(3) of the Exchange Act) known to the Company to beneficially own more than 5% of the Common Stock. It also shows the shares of Common Stock beneficially owned by all directors of the Company, the Named Executives and all directors and executive officers of the Company as a group:

                              AMOUNT AND NATURE      RIGHT TO ACQUIRE
    NAME AND ADDRESS       OF BENEFICIAL OWNERSHIP   WITHIN 60 DAYS OF
 OF BENEFICIAL OWNER/1/   AS OF JANUARY 31, 1998/2/ JANUARY 31, 1998/3/ PERCENT OF CLASS/4/
-------------------------------------------------------------------------------------------
Dennis R. Washington            20,234,561/5/              24,926              37.29
 c/o Washington
 Corporations
 101 International Way
 Missoula, Montana 59802
Pioneering Management            3,670,400/6/                   0               6.77
 Corporation
 60 State Street
 Boston, Massachusetts
 02109
CS First Boston, Inc.            2,796,985/7/                   0               5.15
 Eleven Madison Avenue
 New York, New York
 10010
Directors:
David H. Batchelder                   168,445/8/          158,445                  *
Leonard R. Judd                        44,945              39,945                  *
William C. Langley                     18,739              18,739                  *
Robert S. Miller, Jr.                  22,675              22,675                  *
Dorn Parkinson                        173,739/9/          168,739                  *
Terry W. Payne                         64,585              44,585                  *
John D. Roach                          28,739              18,739                  *
Robert A. Tinstman                     52,173              52,173                  *
Dennis R. Washington               20,234,561/5/           24,926              37.29
Named Executives:
C. Stephen Allred                      11,263              11,263                  *
Anthony S. Cleberg                     10,000                   0                  *
Stephen G. Hanks                       17,355              17,355                  *
Robert A. Tinstman                     52,173              52,173                  *
Thomas H. Zarges                       12,928              12,928                  *
All Directors and
 Executive Officers as a
 Group
 (19 persons):                     20,919,138             649,138              38.11

--------
*Indicates that the percentage of shares beneficially owned does not exceed 1% of the class.

/1/Except as otherwise indicated, the mailing address of each person shown is c/o Morrison Knudsen Corporation, Morrison Knudsen Plaza, 720 Park Boulevard, Boise, Idaho 83729.

/2/For purposes of this table, shares are considered to be "beneficially" owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities, and a person is considered to be the beneficial owner of shares if that person has the right to acquire the beneficial ownership of the shares within 60 days of January 31, 1998. Unless otherwise noted, the beneficial owners have sole voting and dispositive power over their shares listed in this column.

/3/Indicates shares included in the amounts shown to be beneficially owned as of January 31, 1998 by reason of a right to acquire beneficial ownership thereof within 60 days of January 31, 1998.

/4/The percentages shown are calculated based upon the number of shares of the Company's Common Stock shown in the second column of this table, which include shares that the stockholder has the right to acquire beneficial ownership of within 60 days of January 31, 1998.

/5/Such shares include 828,000 shares held by D.W. Holdings, Inc., which is wholly owned by Mr. Washington and as to which Mr. Washington may be deemed to be the beneficial owner, and exclude 77,838 shares held by Mr. Washington's wife as to which Mr. Washington disclaims beneficial ownership.

/6/Pioneering Management Corporation ("PMC") has filed an Amendment No. 1 to
Schedule 13G dated January 21, 1998 with the SEC. Such Amendment states that, as of such date, PMC was the beneficial owner of 3,670,400 shares of Common Stock and had sole voting and dispositive power as to such shares.

/7/CS First Boston, Inc. ("CSFBI") has filed an Amendment No. 1 to Schedule 13G dated November 22, 1996 with the SEC. Such Amendment states that, as of such date, CS First Boston Corporation ("CSFBC"), a wholly owned subsidiary of CSFBI, was the beneficial owner of 2,796,985 shares of the Common Stock, of which CSFBC had sole voting power as to no shares, shared voting power as to 2,796,985 shares, sole dispositive power as to no shares, and shared dispositive power as to 2,796,985 shares, and that CSFBI may be deemed to be the beneficial owner of such shares by virtue of its ownership of 100% of the outstanding shares of CSFBC.

/8/Such shares include warrants to purchase 110,500 shares of Common Stock which are held by Batchelder & Partners, Inc. (of which Mr. Batchelder is a director and shareholder), as to which Mr. Batchelder shares voting and investment power with two other directors of Batchelder & Partners, Inc.

/9/Such shares include 5,000 shares held in joint tenancy with Mr. Parkinson's wife as to which Mr. Parkinson shares voting and dispositive power with his wife and exclude 5,000 shares held by Mr. Parkinson's wife as to which Mr. Parkinson disclaims beneficial ownership.

  Series A Preferred Stock. As of the Record Date, Merrill Lynch Pierce Fenner & Smith Incorporated ("Merrill Lynch"), 101 Hudson Street, Jersey City, New Jersey 07303, was the holder of record of 1,303,302 shares of the Series A Preferred Stock, representing 72.41% of the outstanding Series A Preferred Stock. The Company does not have information as to whether such shares are beneficially owned by Merrill Lynch or by one or more other persons. To the knowledge of the Company, the directors and executive officers of the Company as a group beneficially own less than 1% of the Series A Preferred Stock.

3.RATIFICATION OF THE APPOINTMENT OF AUDITORS.

  The Board of Directors of the Company has appointed Coopers & Lybrand L.L.P. ("C&L") as auditors to make an examination of the consolidated financial statements of the Company and its subsidiary corporations for the fiscal year ending November 30, 1998. A proposal that the appointment of C&L be ratified will be submitted to stockholders at the meeting, and the Board of Directors recommends ratification of the appointment. Representatives of C&L will be present at the Annual Meeting, will be given the opportunity to make a statement if they wish and will be available to respond to appropriate questions.

  The Board of Directors of the Company, upon recommendation by the Audit Committee thereof, initially approved the engagement of C&L on September 12, 1996, in connection with the examination of the financial statements of the Company and its subsidiaries for fiscal year 1996. C&L replaced the accounting firm of KPMG Peat Marwick LLP ("KPMG") which was concurrently dismissed. During the period December 1, 1993 through September 12, 1996, there were no disagreements with KPMG on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to KPMG's satisfaction, would have caused such firm to make reference to the subject matter thereof in connection with its report on the Company's financial statements. During the period from December 1, 1993 through September 12, 1996, the Company did not consult with C&L regarding the application of accounting principles to any completed or proposed transaction or the type of opinion that might be rendered on the Company's financial statements. KPMG's report on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

  The Audit Committee of the Company's Board of Directors has approved a policy which states that the Company's principal independent accountants may be engaged to perform any service normally provided by accounting firms to publicly held clients, provided that management is satisfied that the independence requirements of the American Institute of Certified Public Accountants and the SEC have been met. The Audit Committee, after reviewing compliance with this policy, has approved all services rendered.

 THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION
                OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P.

       STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS

  In order for any proposal submitted by a stockholder for action at the Company's 1999 annual meeting of stockholders to be considered for inclusion in the Company's 1999 Proxy Statement, such proposal must be in writing and received by the Secretary of the Company on or before November 2, 1998.

                            SOLICITATION OF PROXIES

  Proxies are being solicited from the Company's stockholders on behalf of the Board of Directors. The cost of such solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone, facsimile or telegram. Such directors will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Common Stock and Series A Preferred Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith. The Board of Directors intends to utilize the services of Georgeson & Company Inc. of New York, New York, an investor relations, counseling and proxy solicitation firm, in connection with this solicitation of proxies. Although the exact cost of those services is not known at this time, it is anticipated that the cost will be approximately $8,000.

Dated: March 2, 1998                      BY ORDER OF THE BOARD OF DIRECTORS
                                          MORRISON KNUDSEN CORPORATION
                                          Stephen G. Hanks
                                          Executive Vice President,
                                          Chief Legal Officer and Secretary

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        OF MORRISON KNUDSEN CORPORATION

COMMON STOCK/SERIES A PREFERRED STOCK

     The undersigned hereby constitutes and appoints Robert A. Tinstman, Anthony
S. Cleberg and Stephen G. Hanks, or any one of them, with full power of substitution, as attorneys and proxies to appear and vote all of the shares of stock designated as "Common Stock" and all shares of stock designated as "Series A Preferred Stock" on the reverse side of this proxy card and which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Morrison Knudsen Corporation (the "Company") to be held at the Central Plaza Building of the Company's World Headquarters Office located at 720 Park Boulevard, Boise, Idaho, on Wednesday, April 8, 1998, at 10:00 a.m., local time, and at any and all postponements or adjournments thereof, for the approval of the amendment to the Company's Restated and Amended Certificate of Incorporation (the "Amendment to the Certificate of Incorporation"), for the election of the nominees listed on the reverse side of this proxy card, or their respective substitutes, as directors; for the ratification of the appointment of Coopers & Lybrand L.L.P. as independent auditors; and on any other matters properly brought before the meeting or any postponements or adjournments thereof; and as to such other matters the undersigned hereby confers discretionary authority, with all the powers which the undersigned would possess if personally present. The shares designated on the reverse side of this proxy card as Common Stock and as Series A Preferred Stock and represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly-executed and dated proxy is returned, such shares will be voted FOR each nominee listed in Item 2, FOR Item 1 and FOR Item 3 if such items are presented at the meeting.


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                     Common Shares    Series A Preferred Shares

THE BOARD RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3.


1. The approval of the Amendment to the Company's Certificate of Incorporation to eliminate provisions with respect to class designations for directors, and to add provisions to elect annually and to allow the removal of directors at any time, with or without cause, by a majority vote of the stockholders of the Company.

     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

2.   If the Amendment to the Company's Certificate of Incorporation IS approved:

     . The election of nine directors duly nominated to terms expiring at the annual meeting of stockholders in 1999: David H. Batchelder, Leonard
          R. Judd, William C. Langley, Robert S. Miller, Jr., Dorn Parkinson, Terry W. Payne, John D. Roach, Robert A. Tinstman and Dennis R. Washington.

          [ ] FOR all nominees listed above. [ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE. TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE ABOVE LIST.

     If the Amendment to the Company's Certificate of Incorporation IS NOT approved:

     . The election of three directors duly nominated to terms expiring at the annual meeting of stockholders in 2001: Leonard R. Judd, William
          C. Langley and John D. Roach.

          [ ] FOR all nominees listed above. [ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE. TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE ABOVE LIST.

3. Ratification of the appointment of Coopers & Lybrand, L.L.P. as independent auditors of the Company for the fiscal year ending November 30, 1998.

     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN


ALL VOTES RECEIVED BY NORWEST BANK MINNESOTA, N.A., WILL BE KEPT CONFIDENTIAL.

Please sign your name exactly as it appears printed hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should sign their full title as such. Each joint tenant should sign.

                                    Date:______________________________________

                                    Receipt of the Proxy Statement for the
                                    meeting is acknowledged.

                                    -------------------------------------------
                                    (Signature of stockholder)

                                    -------------------------------------------
                                    (Signature of other joint tenant, if held jointly)

Whether or not you expect to attend the meeting, you are urged to date, execute and return this proxy, which may be revoked at any time prior to its use.